Exhibit 10.24

CONSULTING AGREEMENT

Duly made and executed on this 24 day of November 2005.

CONSULTING AGREEMENT between Pluristem Inc., a company incorporated under the laws of the State of Nevada an or pluristem Ltd a company incorporated under the laws of the State of Israel (Registration No.51-3371666), of Haifa Israel (hereinafter: the “Company”) and Meretzki Consulting Itd. Corporation a company incorporated under the laws of the state of Israel, (hereinafter: the “Consulting Company”).

WHEREAS:	the Company is engaged, inter alia, in the field of stem cell expansion.

WHEREAS:    the Company offered the Consulting Company, to provide it with Consulting Services, as such term is defined in this Agreement, all subject to the terms and conditions specified thereunder; and

WHEREAS:    the Consulting Company is willing to provide the Company with such Consulting Services, all subject to the terms and conditions specified herein; and

WHEREAS:    all services to be rendered to the Company under this Agreement are expected to be provided by the Consulting Company solely by Dr. Shai Meretzki I.D 024331753 (the “Consultant”); and

WHEREAS:   unless specified to the contrary, or unless the context otherwise implies, the Consulting Company and the Consultant shall be hereinafter referred to as the “Consultant” and shall be jointly and severally liable for any of the obligations provided under this Agreement; and

WHEREAS:    the parties desire to set their respective rights and obligations in accordance with the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises and undertakings of the parties, it is hereby agreed as follows;

1.	General Provisions

1.1.	The preamble to this Agreement forms an integral part thereof.

1.2.	Section headings are solely for the easement of reading, and shall not serve to interpret this Agreement.

2.	The Consultant Services.

2.1.	The Consultant shall provide to the Company, during the Term of this Agreement, as such term is defined below, with Consulting Services

Consulting Agreement

(hereinafter: “Consulting Services”).

2.2.

Manner of Performance. In performing the Consulting Services, the Consultant shall use all reasonable endeavors to promote, develop and expand Company’s business. The Consultant shall devote all necessary time and attention to the performance of his duties and will work in coordination with the Company.

2.3.

In performing the Consulting Services, the Consultant shall report to the president of the Company (the “President”) and comply with the instructions and guidelines of the Board of Directors of the Company

3.	Consulting Fees and Benefits.

3.1.

As compensation for the performance of the Consulting Services, the Consultant shall be compensated be as specified in Exhibit I, incorporated into this Agreement as an essential part hereof (the “Consulting Fees”).

3.2.

Expenses Reimbursement – the Company will reimburse the Consultant for any documented, reasonably out- of- pocket expenses from time to time properly incurred by the Consultant in connection with the Consulting Services and subject to the prior approval of the President of the Company

3.3.

The Consulting Fees amount described in this Section 3.1 shall constitute the entire and complete remuneration to which the Consultant shall be entitled in consideration for the Consulting Services, and unless specifically defined herein, the Consultant shall not be entitled to receive from the Company any additional amount whatsoever - including any and all expenses incurred by him in the framework of his providing the Consulting Services to the Company - in consideration for the Consulting Services.

3.4.

It is hereby declared and agreed that the amount of the Consulting Fees are based on the Parties` assessment as to the value of the services provided by the Consultant to the Company during the Term of this Agreement, and it may only be altered or modified by a written mutual understanding.

3.5.

It is hereby clarified, that this Agreement is concluded with the Consultant, based on Shai Meretzki special reputation and skills and, inter alia, his research experience and is based on his personal performance of the Consulting Services.

4.	Representations and Warranties of the Consultant.

Consulting Agreement

The Consultant hereby represents and warrants to the Company as follows:

4.1.

Neither the execution and delivery of this Agreement nor the performance by the Consultant of his duties and other obligations hereunder violate or will violate any statute, law or regulation, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior consulting agreement, contract, or other instrument to which the Consultant is a party or by which he is bound.

4.2.

The Consultant has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable against him in accordance with its terms. All required approvals and consents of the Consultant’s shareholders or Board of Directors have been properly received in order for the Consultant to execute and deliver this Agreement or perform its other obligations hereunder. No approvals or consents of any persons or entities are required for the Consultant to execute and deliver this Agreement or perform their duties and other obligations hereunder.

4.3.

The Consultant shall devote all the time and effort necessary and all his skills, knowledge and experience to the fulfillment of his duties for the benefit of the Company and in its best interest. During the term of this Agreement, the Consultant shall not be employed by or perform any work, whether for payment nor without payment, for any third party that may interfere with the provision of Consulting Services, except for such work and/or engagement as approved in writing by the Company in advance.

4.4.

During the Term of this Agreement, the Consultant undertakes to report to, and his activities shall at all times be subject to the direction of the President. The Consultant shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him, and shall not engage in any other business activity, whether or not for profit, that may conflict with the Consultant’s duties under this Agreement and the Nondisclosure and Noncompetition Agreements.

5.	Representations and Warranties of the Company

5.1.

The Company has the full right, power and legal capacity to enter and deliver this Agreement and to perform all its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. All

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required approvals and consents of the Consultant’s shareholders or Board of Directors have been properly received in order for the Consultant to execute and deliver this Agreement or perform its other obligations hereunder.

5.2.

Neither the execution and delivery of this Agreement nor the performance by the Company of its obligation hereunder violates or will violate any statute, law or regulation, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any agreement, contract, or other instrument to which the Company is a party or by which it is bound.

6.	Confidentiality, Invention Assignment and Non-Competition

Upon the execution of this Agreement the Consultant undertakes to execute and comply with the Company’s Non Disclosure and Assignment of Intellectual Property Agreement (“NDA”) attached hereto as Exhibit II. The NDA prohibits, both during and after the Consultant’s engagement with the Company, unauthorized use or disclosure to anyone outside of the Company of the proprietary or trade secret information of the Company, its customers and its clients, as well as the disclosure to the Company of the proprietary or trade secret information of any third party. In addition, the NDA provides for the assignment of Consultant inventions to the Company and prohibits Consultant for a period of 6 month after their engagement from inducing employees or consultants to sever their relationship with the Company and from engaging in any employment or business activity, or holding an interest in any business, which is competitive with the business of the Company. Of course, this description is only a summary and the NDA itself will govern the Consultant’s actual obligations.

7.	Term and Termination.

7.1.	The engagement under this Agreement commences as of 1 December 2005 , and shall remain in effect until 1 May 2008 (the "Engagement Term”).

7.2.

The Company hereby irrevocably confirms that it shall not be entitled to terminate Consultant’s engagement, except for termination for cause as defined below, until 1 February 2008, provided that the Company will act as an "On Going Concern” literal meaning, for example, paying it’s employees their salaries.

7.3.	Without derogating from the section 7.2 above this Agreement may be terminated as follows:

7.3.1.	Advanced Notice –at the end of the Engagement Term, Each party may terminate this Agreement subject to mutual written advanced

Consulting Agreement

notice of 9 months. During the first 3 months of the notice period the Consultant is expected to continue to provide Consulting Services. The Company reserves the right to decide, at its sole discretion, not to utilize the Consulting Services during, part or all of, the notice period, and in such event Consultant will be entitled to full compensation which would have been paid to him should he have continued to provide the Company with the said services during such period.

7.3.2.

Termination for Cause – In the event that the Company terminates the Consulting Services for reasons which are considered “For Cause” (as defined below), this Agreement will terminate immediately without the need to provide the Consultant with any prior notice. Termination by the Company shall constitute a termination for Cause if such termination is for one or more of the following causes:

7.3.2.1.

Unjustified refusal of the Consultant to render services to the Company in accordance with his obligations under this Agreement; provided that Consultant shall have 30 days following receipt of written notice of the cause for his termination pursuant to this Section to effect a cure. Such a cure must be done within this 30-day timeframe and to the Company and/or Board’s reasonable satisfaction. ; or

7.3.2.2.	the commission by the Consultant of an act of fraud or embezzlement, the Consultant’s misappropriation of any money or other assets or property (whether tangible or intangible); or
7.3.2.3.	The Consultant's material breach of the terms and conditions of this Agreement including but not limited to willful breach of his confidentiality and/or non-competition duties;

7.4.

It is hereby agreed that in the event of termination for Cause, Consultant’s contractual relationship shall be terminated immediately and unilaterally, and as of the occurrence of such an event of termination, Consultant shall not be entitled to the Consulting fees as provided herein.

8.	Contractual Relationship

8.1.

It is hereby mutually declared and agreed that the Consultant shall at all time remain an independent contractor, and that nothing in this Agreement is to be construed as creating any agency, partnership, joint venture, or employer/employee relationship (whether between the Company and the Consultant).

8.2.	Consultant shall indemnify and hold the Company, its officers, directors,

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shareholders or employees harmless against any claim or cause of action initiated by Consultant or on its behalf in contradiction to the representation made in this Section 8.

8.3.

Without derogating from the above, it is specifically agreed that in the event that despite the Parties specific intention that this Agreement shall not give rise and/or create an employee – employer relationship between them, a competent judicial authority shall hold that the relationship between the Consultant and the Company in respect of the services provided pursuant to this Agreement is one of employer and employee, the following provision shall apply: Consultant shall immediately return to the Company all the sums he received from the Company pursuant and/or in connection with this Agreement and Consultant shall be entitled 30000 Israeli shekel per month.

9.	Miscellaneous

9.1.	This Agreement shall be amended, only by a written instrument, executed by both parties.

9.2.

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

9.3.

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefor; one (1) day after delivery by facsimile; two (2) days after being sent by any overnight delivery courier; or three (3) days after being mailed registered or certified mail postage prepaid, return receipt requested to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9.4.	The respective addresses of the parties are as set forth on the preamble of this Agreement, or as last notified by each party to the other, by registered mail.

9.5.

It is hereby agreed between the parties that the laws of the State of Israel shall govern this Agreement, and that the court in Haifa have exclusive jurisdiction over any matter arising out of, or in connection with, this Agreement.

9.6.	This Agreement constitutes the entire Agreement between the parties

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hereto, and supersedes all prior agreements, understandings and arrangements, oral or written, if any, between the parties hereto with respect to the subject matter hereof only

10.1	This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement
10.2	The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company its successors and assignees and upon the Consultant.

Consultant may not and shall not in any way directly or indirectly, assign, transfer, pledge or grant any legal right, or assign any duty or obligation, arising out of or as a result of this agreement, and this agreement shall exclusively obligate and benefit the Consultant alone.

10.3

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof and said terms conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

IN WITNESS WHEREOF the parties have executed this Agreement

Company By Mr. Zami Aberman	Consultant By Mr. Shai Meretzki

I, the undersigned, Shai Meretzki __________, hereby acknowledge and consent to the aforesaid in this Agreement.

_________________________

Consulting Agreement

Exhibit I

The Consulting Fees

1.	Consulting Fees

a.	the Company shall pay the Consultant a monthly retainer of 60,000 New Israeli Shekels +VAT.

b.	(sub-article (a) shall be referred to collectively as the "Consulting Fees" and will apply according to the circumstances).

c.

Notwithstanding and without derogating any provision of this Agreement, the Company hereby consents and acknowledges that during the Term of this Agreement, Consultant’s fees shall not be less than 70% (seventy) of the CEO cost ( not including bonuses, ect) to the Company assuming 100% scope of such CEO engaged by the company. If the CEO will be employ in less then 100% first the CEO cost to the Company will be calculated as if the CEO work in 100% and grow accordantly and then the consulting pees will be calculated. It is also agreed that the consulting fees will not be less then 100% of the CFO cost to the Company and no more then the cost of a salary of 20,000 $.

d.

The Consulting Fees shall be paid to the Consultant on the 7th day of each month during the Term of this Agreement, for the previous month against an invoice issued by the Consultant (the invoice shall be issued to the Company at least seven (7) days prior to the scheduled payment date).

e.	The Consultant shall provide the Company, for its approval, upon the Company’s request with a written report of the Services performed by him and the number of hours spent to perform such Services.

2.	Additional Benefits

In addition to the consulting Fees the Consultant shall be entitled to the following benefits:

2.1	Cellular Phone

During the Term of this Agreement, the Company will provide Consultant a cellular phone of the Company (the "Phone") pursuant to the following conditions:

a.	The Company shall bear all the expenses in respect of the Phone.

Consulting Agreement

b.	Any taxes connected to the use of the Phone shall be borne by the Consultant and the Consultant hereby agrees that such expenses be deducted from the Consulting Fees.

c.

Upon termination of this Agreement, the Consultant shall return the Phone, together with any other equipment supplied, to the Company on the last day of his engagement in good order and condition. The Consultant shall have no rights of lien with respect to the Phone and/or any other equipment supplied.

3.	Company Car

During the Term of this Agreement, the Company will provide Consultant a car and car expenses (the "Car") upon fulfillment of the following conditions:

a.	The type of the Car shall be determined by the Company and the Company shall be entitled to replace the Car at its sole discretion.

b.

The Consultant hereby declares that he is aware that in order to provide him with the Car, the Company intends to lease the Car from a leasing company, pursuant to a car lease agreement. Consultant undertakes to strictly comply with all of the provisions of the said leasing company relating to the use of the Car.

c.	The Company shall bear the following expenses in respect of the Car and/or its maintenance (the "Car Expenses"):

i.	mandatory Insurance and Third Party Insurance; and
ii.	Car license; and
iii.	Fuel; and
iv.	Car's repairs which are covered by the Leasing Agreement; and
v.	All deductible amounts with which the Company may be charged by the insurance company issuing the insurance policy covering the Car in the event of damage to the Car; and
vi.	In the event of loss of the Car due to theft resulting from the Consultant's negligence - all deductible amounts and all other expenses related to said loss.

d.	It is hereby agreed that any other expenses other than the Car Expenses shall be borne by the Consultant and the Consultant hereby agrees that such expenses be deducted from the

Consulting Agreement

Consulting Fees.

e.

The value of the monthly use of the Car shall be added to the Consulting Fees, in accordance with the applicable income tax regulations applicable thereto, as straightforward income, and the Consultant shall bear any taxes and other deductions connected to the use of the Car.

f.

In the event that the leasing company shall demand the payment of compensation of any type, due to the unlawful and/or unreasonable and/or negligent use by the Consultant of the Car - the Company shall forward such demand to the Consultant and the Consultant shall be entitled to defend, at his own expense, against such demand. Any amounts to be paid to the leasing company, regardless of whether or not the Consultant chose to defend against the leasing company's demand, shall be paid by the Consultant.

g.	It is further agreed that the Consultant shall not be entitled to any additional traveling expenses; or any traveling expenses in accordance with the law.

h.

The Consultant shall bear and pay all expenses relating to any violation of law committed in connection with the use of the Car and shall indemnify and/or reimburse the Company upon its first demand for all expenses incurred by it, including all legal and/or court costs, as a result of such violations.

i.	The Car will be made available to the Company for any maintenance and/or repairs and/or for the use of the Company.

j.	In case of termination of the Employment Agreement, the Consultant shall return the Car to the Company on the last day of his employment in good order and condition.

The Consultant is allowed to wave the above and then the Company will transfer the leasing agreement of the car registration number 9764850 to the Consultant, free of charge and the Consultant will take the Company place in the leasing agreement. The value of this transaction shall be added to the Consulting Fees, in accordance with the applicable income tax regulations applicable thereto, as straightforward income, and the company shell bear any taxes and other deductions connected to this transaction. In addition the Consultant will be paid 6,000 I.S monthly +VAT against an invoice issued by the Consultant as long as this agreement is in force.

4.	Stock Options

Consulting Agreement

a.	The current stock option agreements will remain in force as if the Company employs by the Consultant.

b. The Company shall grant the Consultant options to purchase 1,500,000 Common Shares according to new ESOP as adopted by the BOD on November 10th, meeting.

c. All other terms of the Options shall be determined in the Company's Stock Option Plan and the Option Agreement.

d. Other than the above Consulting fees each party shall bear all of its own expenses in relation and/or connection to its performance or fulfillment of its obligations under this Agreement, including without limitation all applicable taxes and levies.

5.	Other Benefits

Other benefits (bonuses, ect.) shall be granted by the Company to the Consultant upon the Board of director’s discretion.

Consulting Agreement

Exhibit II

Confidentiality, Invention Assignment and Non-Competition

PLURISTEM LTD.

CONSULTANT NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

This Non-disclosure and Confidentiality Agreement (“NDA”), dated as of 24/11/05, between Pluristem Ltd. (the “Company”), and Dr Meretzki Shai, an individual residing at Israel, who is employed by the Company (the “Consultant”).

As a condition of engagement or continued engagement with the Company, and in consideration of the wages, training and other benefits of such engagement, both tangible and intangible, Consultant agrees as follows:

1.	Confidential Information
a.    Consultant agrees that, except in the good faith performance of the duties and responsibilities of Consultant’s engagement with the Company, or as required by order of a court or governmental agency having jurisdiction, Consultant will not at any time during or after Consultant’s engagement with the Company use, reveal, divulge or make known to any person or entity any Confidential Information (as defined below) concerning the Company, or any of the Company’s subsidiaries or affiliates. Consultant acknowledges that “Confidential Information” means and includes not only information disclosed by the Company to Consultant, but also information received, developed or learned by Consultant during the course or as a result of engagement with the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, the Company’s products, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, or any subsidiaries or affiliates, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including research data, designs, plans, procedures, manufacturing, assembly, marketing, distribution and warehousing know-how, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, product know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements, lists and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customers (including, but not limited to, customers of the Company upon whom Consultant called or with whom Consultant may have become acquainted during the term

Consulting Agreement

of Consultant’s engagement), end users, suppliers, licensees, licensors and subcontractor identities, characteristics, operating procedures and salary, staffing and engagement information. Consultant's obligations under this Section 1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant (excluding counsel, accountants, financial advisors, employees, agents and material creditors of the Company), or (ii) is approved for release by written authorization of the Chief Executive Officer of the Company, or (iii) what was in his knowledge prior to this agreement.

b.    Consultant understands that the Company does not want or require Consultant unlawfully to disclose to the Company any trade secrets of any third party. Accordingly, Consultant shall not disclose to the Company or use in Consultant's work any information, Prior Inventions (defined below) or materials owned by Consultant's former employers or other third parties.

c.    The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Consultants’ services for the Company consistent with the Company’s agreement with such third party. Without derogating from the above, such third parties confidential or proprietary information shall be deemed to be Confidential Information.

2.	Inventions

a.

Consultant agrees that Consultant has, in the form attached hereto as Exhibit A, provided a list describing all inventions, original works of authorship, developments, know how, improvements and trade secrets which were made by Consultant prior to Consultant’s engagement with the Company (collectively referred to herein as “Prior Inventions”), which belong to Consultant, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder; or if no such list is attached, Consultant represents that there are no such Prior Inventions. If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or machine a Prior Invention owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Inventions as part of or in connection with such product, process or machine.

b.

Consultant agrees to make full and prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Consultant’s right, title and interest throughout the world in and to any and all inventions, improvements, discoveries, methods, developments, concepts, know-how, improvements,

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software, original works of authorship, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly create, make, conceive, develop or reduce to practice, or cause to be conceived or developed or reduced to practice during Consultant’s engagement by the Company that (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company, whether or not during normal business hours or on the premises of the Company; or (iii) are developed through the use of Confidential Information (all of which are collectively referred to in this Agreement as “Developments"). Consultant further acknowledges that all Developments, which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s engagement with the Company, are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Consultant’s salary, unless regulated otherwise by law.

c.

Consultant agrees to cooperate fully with the Company, both during and after Consultant’s engagement with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in Israel and foreign countries) relating to Developments. Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. If Consultant fails to execute any such assignment by reason of death, mental or physical incapacity or any other reason, Consultant hereby irrevocably appoints the Company and its officers and agents as Consultant's agent and attorney-in-fact to execute such documents on Consultant's behalf.

d.

Consultant further agrees that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s engagement with the Company and which are protectible by copyright are “works made for hire”.

3.	Non-Competition; Non-Solicitation

a.

While engaged with the Company, Consultant shall not, without receiving the Company’s prior written consent (i) enter into the engagement of, or act as a consultant, director, officer, or Consultant of, or render any service or advice to, any other business, partnership, association, corporation or other entity which directly or indirectly concern with ex vivo expansion of hematopoietic stem cells.(a “Competing Business”).

b.

While engaged with the Company and for a period of twelve (12) months after termination of engagement, Consultant shall not engage in Competition (as defined below) with the Company and shall not encourage, solicit, or attempt to induce (or assist others to encourage, solicit, or attempt to induce)

Consulting Agreement

any customer or user of products of the Company, to engage in Competition with the Company, directly or indirectly, within any geographical area in which the Company has done business during the Consultant’s term of engagement. As used in this NDA, “Competition” means, without limitation, soliciting business from customers of the Company, or doing any work (whether as an owner, principal, Consultant, agent, consultant, representative, investor, independent contractor or otherwise) for a Competitor. “Competitor” as used in this Agreement means any person or entity that manufactures, markets or sells products similar to or used for the same purpose as those manufactured by the Company.

c.

While engaged with the Company and for a period of twelve (12) months after termination of engagement, Consultant shall not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s Consultants to leave their engagement, or take away such Consultants, or attempt to solicit, induce, recruit, encourage or take away Consultants of the Company, either for the Consultant’s benefit or for any other person or entity.

d.

During the one (6) month period following termination of engagement, Consultant agrees to provide, and the Company may provide, a copy of this NDA to any entity for whom Consultant does or seeks to do any work.

4.	Company Property

Consultant agrees that, at the time of termination of Consultant’s engagement with the Company for any reason, Consultant will deliver to the Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to the Company, its subsidiaries, successors or assigns. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of Consultant’s engagement, Consultant agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit B. Consultant further agrees that any and all items remaining at the Company after the Consultant has left the employ of the Company shall be deemed to be the Company’s property.

5.	Survival

6.	The provisions of this NDA shall survive the termination of Consultant’s engagement with the Company and shall run to and inure to the benefit of the Company and its successors and assigns.
7.	Remedies.

a.	Consultant acknowledges that a breach of the Consultant’s promises set forth in this NDA will result in irreparable harm to the Company, which will not be fully compensable by money damages alone.

Consulting Agreement

b.

Therefore, in the event of any breach by Consultant of the provisions herein, Consultant agrees that the Company shall be entitled to all of the relief set forth below and will not be required to elect a remedy:

i.	An injunction to prevent the Consultant’s further breach or to force the Consultant to comply with the provisions herein;

ii.	Money damages directly, indirectly or consequentially resulting from Consultant’s breach;

iii.	Attorney’s fees;

iv.	Costs of suit; and

v.	Prejudgment and post-judgment interest at the rate applied for court judgments on all damages suffered by the Company, whether liquidated or unliquidated.

8.	Reviewed

Consultant represents, warrants and acknowledges that Consultant has carefully read this NDA and understands the provisions herein. Consultant further represents that Consultant has had an opportunity to have the provisions contained herein explained to Consultant by Consultant’s attorney, and to the extent Consultant so desired, Consultant has done so.

9.	Severability

If any provision of this NDA shall be found by a court or adjudicating agency to be unenforceable, said portion shall be severed from the rest without affecting in anyway any ability to enforce the remainder. If anytime period or geographical coverage period is found to be unenforceable, Consultant and Company agree that the court or adjudicating agency may substitute such terms as in its discretion it deems fit so that the protection afforded to the Company by this NDA is provided to the maximum extent allowable by law.

10.	Waivers

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

Consulting Agreement

11.	Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Consultant, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which it is given. This NDA sets forth the entire agreement and understanding between the Company and the Consultant relating to the subject matter herein and merges all prior discussions between the parties hereto. No provision of this NDA shall be varied, contradicted or explained by an oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Consultant.

12.	Governing Law

This NDA shall be exclusively governed by the laws of the State of Israel (without regard to the principles of conflict of laws thereof).

IN WITNESS WHEREOF, the parties have executed and entered into this Consultant Non-Disclosure and Confidentiality Agreement as of the date first set forth above.

PLURISTEM LTD.	CONSULTANT
By: /s/ Zami Aberman	/s/ Shai Meretzki
Name: Zami Aberman	Name: Shai Meretzki
Title: Director

Consulting Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Description	Number

•	MSC & stroma cells cultures.
•	3-D MSC & stroma cells cultures.
•	Growing high density MSC & stroma cells cultures.
•	Bioreactors for MSC & stroma cells 3-D cultures.
•	SCM from 2-D & 3-D MSC and stroma cells cultures.
•	Growing stem cells in hollow fiber system.
•	Growing stem sells in hollow fiber system receiving SCM from 2-D & 3-D MSC and stroma cells cultures.
•	Growing stem sells in hollow fiber system in co culture with MSC and stromal sell cultures.
•	Growing MNC from BM in 2-D & 3-D cells cultures.
•	Using MSN & stroma cells 2-D & 3-D cells cultures for tissue generation.

Signature of Consultant:

Print Name of Consultant:

Date: